SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION

FILED PURSUANT TO SECTION 8(A) OF THE

INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

NAME:  Collaborative Investment Series Trust

ADDRESS OF PRINCIPAL BUSINESS OFFICE:

     8000 Town Centre Drive, Suite 400

Broadview Heights, OH 44147

TELEPHONE NUMBER:

440-922-0066

NAME AND ADDRESS OF AGENT FOR

SERVICE OF PROCESS:

Northwest Registered Agent Service, Inc.

8 The Green, Ste B

Dover, DE 19901

CHECK APPROPRIATE BOX:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

/X/Yes

/ /No

SIGNATURES

Pursuant to the requirements of Investment Company Act of 1940, the sole Trustee of the Registrant has caused this notification of registration to be duly signed on behalf of the Registrant in the City of Greenwich and State of Connecticut on this 23th day of October 2017.

Collaborative Investment Series Trust

/s/Brandon E. Lacoff

By:  Brandon E. Lacoff

       Sole Trustee

ATTEST:  /s/Gregory Skidmore

      Gregory Skidmore

      Secretary